SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 4/30/2006
FILE NUMBER 811-1424
SERIES NO.: 19


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                    45
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                    33
              Class C                    33


74V.     1.   Net asset value per share (to nearest cent)
              Class A                $13.82
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                $13.82
              Class C                $13.82